Filed under SEC
                                             Rule 424 (b)(2)
                                             Registration No. 33-44271

                     HILB, ROGAL AND HAMILTON COMPANY

                               SUPPLEMENT TO
                    PROSPECTUS DATED FEBRUARY 12, 1992

                        RELATING TO ACQUISITION OF
                      GENERAL INSURANCE AGENCY, INC.

     The following information is furnished to supplement and complete the information contained in the Prospectus dated February 12, 1992 ("Prospectus"), relating to the offering of shares of the Common Stock of Hilb, Rogal and Hamilton Company ("Company") to the shareholders of General Insurance Agency, Inc. ("General") of Grand Rapids, Michigan to consummate the merger of General and the Company.

                         Terms of the Transaction

     (a) (1) Effective November 1, 1995, a subsidiary of the Company will consummate an Agreement of Merger with General whereby the shareholders of General will receive 26,600 shares of Common Stock of the Company ("Shares") plus two future cash payments subject to (i) all necessary corporate approvals of each corporation, (ii) all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained, and (iii) all other conditions precedent as outlined in the Agreement of Merger (see Exhibit 2.23). The number of shares distributed to the shareholders of General will be adjusted based upon the final determination of net worth as defined in the Agreement of Merger. The cash payments will be made based upon commission income realized in the subsequent two year period which will increase the purchase price by .675 times every $1 in commission income in excess of $290,000 during the first and second 12 months periods following closing subject to a maximum payment of $40,500 in each year. The contingent payments include imputed interest at the lowest applicable federal rate allowed under the Internal Revenue Code of 1986, as amended.

     General Insurance Agency, Inc. will merge into Hilb, Rogal and Hamilton Company of Grand Rapids, a wholly-owned subsidiary of the Company.

          (2) The merger with General by the Company has been agreed upon because the Company is engaged in the business of owning insurance agencies and because the shareholders of General have determined that a merger with the Company is beneficial to the growth of General's insurance operations.

     General's operations will add approximately four employees and $290,000 of revenues to the Company.

          (3) General was incorporated in 1976 in the state of Michigan, and has 1,500 authorized shares of common stock, $1 par value. There are 1,000 issued outstanding shares of common stock.

          (4) There are no material differences between the rights of the security holders of General and the rights of security holders of the Company.

          (5) The acquisition will be treated using the purchase method of accounting for acquisitions under generally accepted accounting principles.

          (6) General will be included in the consolidated return of the Company as of the effective date. The acquisition will be recorded as a tax free exchange under the rules of I.R.C. Sections 368(a)(1)(A) and 368(a)(2)(D).

     (c)  The acquisition agreement is incorporated into this supplement as
Exhibit 2.23.

                      Pro Forma Financial Information
                         See attached - Schedule A

                      Material Contracts with Seller

     There have been no material contracts between the Company and General prior to the proposed effective date of the Agreement of Merger.

                        Information with Respect to
                      General Insurance Agency, Inc.

     General was incorporated in 1976 and operates from an office in Grand Rapids, Michigan.

     General provides insurance brokerage services for personal and commercial and industrial accounts. Services provided include personal and commercial property and casualty insurance (99% of commissions and fees) and group and individual life and health insurance products (1% of commissions and fees).

     The shares to be issued represent less than .2% of outstanding shares of the Company at the time of acquisition and the assets of General as of December 31, 1994 and pre-tax earnings for the year then ended represent approximately than .2% and .1%, respectively, of the consolidated amounts of the Company. Accordingly, due to the small size, and closely held nature of the insurance agency, it is not practical or cost effective to provide financial statements (other than attached pro forma financial information) and related financial information and analyses. Accordingly, the shares will be restricted as to resale until such time as the Company files audited financial statements which include the results of operations of General. The restriction should end no later than March 31, 1996 when the Company files its Form 10-K for 1995.

                      Common Stock and Dividend Data

     There is no established public trading market for the stock of General. There are two shareholders of the corporation. See Shareholder Information below for information regarding shares held and information regarding authorized and issued shares.

     There have been no common stock dividend distributions during the prior three years.

                          Shareholder Information

     (a)  (1) WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

          (2) & (3) General has agreed to submit the Agreement of Merger to its shareholders for adoption by unanimous written consent after receipt and review of this supplement to the Prospectus. Since the Agreement of Merger requires that the merger can be completed only with the unanimous consent of the shareholders of the company being acquired (General), notice requirements shall have been met and there shall be no dissenters.

          (4) & (5) There are no material interests, direct or indirect of affiliates, officers or directors of the registrant or of the company being acquired (General) in the proposed transaction.

          (6) General has 1,500 authorized shares of common stock, $1 par value. Shares issued and outstanding are as follows:

                                    Number of
     Shareholder                   Common Shares       Percentage

     Daniel J. Jablonski                  900            90%
     Brian J. Jablonski                   100            10%
                                        _____           ____
                                        1,000           100%
                                        =====           ====

          (7) Upon completion of the proposed acquisition, no shareholder of General will be serving as a director or executive officer of the registrant.


                         Hilb, Rogal and Hamilton Company


Date of this Supplement:  October 19, 1995

                     SCHEDULE A - PRO FORMA CONDENSED
                     FINANCIAL STATEMENTS (UNAUDITED)

     The following pro forma condensed consolidated balance sheet as of June 30, 1995 and the pro forma consolidated income statements for the six months ended June 30, 1995 and the years ended December 31, 1994, 1993 and 1992 give effect to the pooling-of-interests merger with R. E. Lipman Insurance Brokers, Inc. ("Lipman," effective on May 1, 1995); the proposed acquisition of General Insurance Agency, Inc. ("General," expected to be effective on November 1,
1995); and the acquisition of certain assets and liabilities of 12 insurance agencies purchased in 1995 and four insurance agencies purchased in 1994. The pro forma information is based on the historical financial statements of Hilb, Rogal and Hamilton Company and the acquired agencies, giving effect to the transactions under the purchase method or pooling-of-interests method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The pro forma consolidated income statements give effect to the purchase method acquisitions and proposed purchase method acquisitions as if they had occurred on January 1, 1994, and the pooling-of-interest as if it had occurred prior to all periods presented. The pro forma condensed consolidated balance sheet gives effect to the business combinations which occurred or are probable of occurring subsequent to June
30, 1995, as if they had occurred before June 30, 1995.

     The pro forma statements have been prepared by management based upon the historical financial statements of Hilb, Rogal and Hamilton Company, Lipman, General and other acquired agencies. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of the Company included in the Company's 1994 Annual Report to Shareholders which is incorporated by reference in the Company's Annual Report on Form 10-K, which is incorporated herein by reference.

HILB, ROGAL & HAMILTON COMPANY
PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
JUNE 30, 1995

--------------------------------------------------------------------------------------------------------
                           HILB, ROGAL   ACQUISITIONS   PRO FORMA ADJUSTMENTS              PRO FORMA
                          AND HAMILTON   (PURCHASES)  FOR PURCHASE ACQUISITIONS          CONSOLIDATED
                             COMPANY
                                                    ==============================
--------------------------------------------------------------------------------------------------------
ASSETS

CASH AND CASH EQUIVALENTS   $16,214,706    $2,393,464                     (6,348,777)(2)   $12,259,393
INVESTMENTS                  20,145,000       710,629                                       20,855,629
RECEIVABLES & OTHER          46,954,801     3,437,695      (447,770)(1)                     49,944,726
                         -------------------------------------------------------------------------------
TOTAL CURRENT ASSETS         83,314,507     6,541,788      N/A            (6,796,547)       83,059,748
                         -------------------------------------------------------------------------------
INVESTMENTS                   6,635,000                                                      6,635,000
PROPERTY & EQUIPMENT         12,885,434     1,021,170    (1,013,734)(1)      286,000 (3)    13,178,870
INTANGIBLE ASSETS            49,440,482       896,403      (896,403)(1)   13,554,208 (3)    62,994,690
OTHER ASSETS                  5,042,526     1,020,286             0                0         6,062,812
                         -------------------------------------------------------------------------------
TOTAL ASSETS               $157,317,949    $9,479,647      N/A            $5,133,524      $171,931,120
                         ===============================================================================

LIABILITIES & EQUITY:

PREMIUMS PAYABLE-INS CO     $67,074,094    $6,183,738      (971,130)(1)                    $72,286,702
OTHER ACCRUED LIABILITIES    16,072,831     3,126,132      (269,351)(1)                     18,929,612
                         -------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES    83,146,925     9,309,870      N/A            (1,240,481)       91,216,314
LONG-TERM DEBT                2,725,640     2,494,969    (1,930,688)(1)    1,406,060 (2)     4,695,981
OTHER LONG-TERM LIAB.         5,002,214       127,041                      2,268,000 (3)     7,397,255

SHAREHOLDERS' EQUITY

COMMON STOCK                 39,214,439       437,651      (437,651)(4)    2,178,400 (2)    41,392,839
RETAINED EARNINGS            27,228,731    (2,889,884)    2,889,884 (4)                     27,228,731
                         -------------------------------------------------------------------------------
                             66,443,170    (2,452,233)     N/A             4,630,633        68,621,570
                         -------------------------------------------------------------------------------
                           $157,317,949    $9,479,647      N/A            $5,133,524      $171,931,120
                         ===============================================================================

(1)   TO ADJUST FOR ASSETS AND LIABILITIES NOT ACQUIRED.

(2) TO REFLECT PURCHASE PRICE OF ASSETS AND LIABILITIES ACQUIRED SUBSEQUENT TO JUNE 30, 1994 IN PURCHASE TRANSACTIONS.

(3)   TO ADJUST FOR ASSET VALUATIONS UNDER PURCHASE ACCOUNTING.

(4)   TO ELIMINATE SHAREHOLDERS' EQUITY OF ACQUIRED ENTITIES.

HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

---------------------------------------------------------------------------------------------------
                                                  SIX MONTHS ENDED JUNE 30, 1995
                                -------------------------------------------------------------------
                                 HILB, ROGAL  ACQUISITIONS   PRO FORMA  ADJUSTMENTS  PRO FORMA
                                & HAMILTON CO. (PURCHASES)       FOR PURCHASE       CONSOLIDATED
                                                                 ACQUISITIONS

---------------------------------------------------------------------------------------------------
REVENUES:

COMMISSIONS & FEES                $71,219,965   $6,826,870                           $78,046,835
INTEREST INCOME                     1,084,800      101,295    ($196,673)    (1)          989,422
OTHER                               3,723,218        1,806                             3,725,024
                                -------------------------------------------------------------------
TOTAL REVENUES                     76,027,983    6,929,971     (196,673)              82,761,281
                                -------------------------------------------------------------------

OPERATING EXPENSES:

COMPENSATION AND BENEFITS          41,171,559    3,795,249                            44,966,808
OTHER OPERATING EXPENSES           17,575,844    2,606,895      (78,161)    (2)       20,104,578
AMORTIZATION OF INTANGIBLES         3,321,578      129,967      451,374     (3)        3,902,919
INTEREST EXPENSE                      228,691      125,622       43,599     (4)          397,912
                                -------------------------------------------------------------------
TOTAL OPERATING EXPENSES           62,297,672    6,657,733      416,812               69,372,217
                                -------------------------------------------------------------------
INCOME BEFORE INCOME TAXES         13,730,311      272,238     (613,485)              13,389,064

INCOME TAXES                        5,492,545                  (136,499)    (5)        5,356,046
                                -------------------------------------------------------------------

NET INCOME                         $8,237,766     $272,238    ($476,986)              $8,033,018
                                ===================================================================



NET INCOME PER COMMON SHARE             $0.56                                              $0.54
                                ===================================================================

SHARES ISSUED AND OUTSTANDING      14,392,512                   169,326               14,561,838
                                -------------------------------------------------------------------
WEIGHTED AVERAGE SHARES
  OUTSTANDING                      14,676,597                   223,493               14,900,090
                                -------------------------------------------------------------------

(1) TO ADJUST HISTORICAL INTEREST AND TO ADJUST FOR LOST INTEREST EARNED FROM CASH PAID FOR ACQUIRED AGENCIES.
(2) TO REFLECT ADJUSTMENTS TO COMPENSATION AND OTHER OPERATING EXPENSES TO REFLECT ADJUSTED COMPENSATION, DEPRECIATION EXPENSE, RENT EXPENSE, ETC.
(3) TO REFLECT ADJUSTMENTS TO AMORTIZATION OF INTANGIBLES DUE TO VALUATION OF AGENCY ASSETS ON THE PURCHASE BASIS OF ACCOUNTING. INTANGIBLE
      ASSETS REPRESENT EXPIRATION RIGHTS, THE EXCESS OF COSTS OVER THE
      FAIR VALUE OF NET ASSETS ACQUIRED AND NONCOMPETITION AGREEMENTS.
(4)   TO ADJUST HISTORICAL INTEREST AND REFLECT INTEREST ON ACQUISITION DEBT.
(5) TO REFLECT ESTIMATED TAXES AND THE TAX EFFECT OF PROFORMA ADJUSTMENTS ON NET INCOME.

HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

-------------------------------------------------------------------------------------------------------------------------------
                                                                   YEAR ENDED DECEMBER 31, 1994
                                -----------------------------------------------------------------------------------------------
                                 HILB, ROGAL   POOLING-OF-    PRO FORMA   ACQUISITIONS   PRO FORMA  ADJUSTMENTS  PRO FORMA
                                & HAMILTON CO.  INTERESTS      COMBINED    (PURCHASES)       FOR PURCHASE       CONSOLIDATED
                                                  MERGER        POOLED                       ACQUISITIONS
                                                                TOTAL
--------------------
REVENUES:

COMMISSIONS & FEES               $132,914,113      $339,483  $133,253,596  $21,986,101                          $155,239,697
INTEREST INCOME                     1,899,803         9,147     1,908,950      323,936    ($667,082)    (1)        1,565,804
OTHER                               5,995,698         2,084     5,997,782       27,037                             6,024,819
                                -----------------------------------------------------------------------------------------------
TOTAL REVENUES                    140,809,614       350,714   141,160,328   22,337,074     (667,082)             162,830,320
                                -----------------------------------------------------------------------------------------------

OPERATING EXPENSES:

COMPENSATION AND BENEFITS          78,310,999       240,592    78,551,591   14,044,837                            92,596,428
OTHER OPERATING EXPENSES           35,975,715       134,437    36,110,152    7,491,215     (466,582)    (2)       43,134,785
AMORTIZATION OF INTANGIBLES         6,436,119                   6,436,119      871,742      803,573     (3)        8,111,434
INTEREST EXPENSE                      812,216                     812,216      418,095      (81,421)    (4)        1,148,890
POOLING-OF-INTERESTS EXPENSE          487,986                     487,986                                            487,986
                                -----------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES          122,023,035       375,029   122,398,064   22,825,889      255,570              145,479,523
                                -----------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES         18,786,579       (24,315)   18,762,264     (488,815)    (922,652)              17,350,797

INCOME TAXES                        7,394,296        (6,350)    7,387,946                  (564,587)    (5)        6,823,359
                                -----------------------------------------------------------------------------------------------

NET INCOME                        $11,392,283      ($17,965)  $11,374,318    ($488,815)   ($358,065)             $10,527,438
                                ===============================================================================================



NET INCOME PER COMMON SHARE             $0.77                       $0.77                                              $0.70
                                ===============================================================================================

SHARES ISSUED AND OUTSTANDING      14,679,464        37,000    14,716,464                   317,726               15,034,190
                                -----------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES
  OUTSTANDING                      14,778,304        37,000    14,815,304                   327,101               15,142,405
                                -----------------------------------------------------------------------------------------------

(1) TO ADJUST HISTORICAL INTEREST AND TO ADJUST FOR LOST INTEREST EARNED FROM FROM CASH PAID FOR ACQUIRED AGENCIES.
(2) TO REFLECT ADJUSTMENTS TO OTHER OPERATING EXPENSES TO REFLECT ADJUSTED DEPRECIATION EXPENSE, RENT EXPENSE, ETC.
(3)   TO REFLECT ADJUSTMENTS TO AMORTIZATION OF INTANGIBLES DUE TO VALUATION
      OF AGENCY ASSETS ON THE PURCHASE BASIS OF ACCOUNTING. INTANGIBLE
      ASSETS REPRESENT EXPIRATION RIGHTS, THE EXCESS OF COSTS OVER THE
      FAIR VALUE OF NET ASSETS ACQUIRED AND NONCOMPETITION AGREEMENTS.
(4)   TO REFLECT INTEREST ON ACQUISITION DEBT AND TO ADJUST HISTORICAL
      INTEREST FOR DEBT NOT ASSUMED.
(5)   TO REFLECT ESTIMATED TAXES AND THE TAX EFFECT OF PROFORMA ADJUSTMENTS
      ON NET INCOME.

HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

--------------------------------------------------------------------------
                                       YEAR ENDED DECEMBER 31, 1993
                                ------------------------------------------
                                 HILB, ROGAL     POOLING-OF-    PRO FORMA
                                & HAMILTON CO.    INTERESTS      COMBINED
                                                   MERGERS        POOLED
                                                                  TOTAL
--------------------------------------------------------------------------
REVENUES:

COMMISSIONS & FEES               $137,662,048      $403,680  $138,065,728
INTEREST INCOME                     1,558,982         9,678     1,568,660
OTHER                               2,435,150         1,978     2,437,128
                                ------------------------------------------
TOTAL REVENUES                    141,656,180       415,336   142,071,516
                                ------------------------------------------

OPERATING EXPENSES:

COMPENSATION AND BENEFITS          82,469,714       286,526    82,756,240
OTHER OPERATING EXPENSES           37,773,552       139,098    37,912,650
AMORTIZATION OF INTANGIBLES         6,581,550             0     6,581,550
INTEREST EXPENSE                    1,270,268             0     1,270,268
POOLING-OF-INTERESTS EXPENSE          503,207                     503,207
                                ------------------------------------------
TOTAL OPERATING EXPENSES          128,598,291       425,624   129,023,915
                                ------------------------------------------
INCOME BEFORE INCOME TAXES         13,057,889       (10,288)   13,047,601

INCOME TAXES                        4,764,496        (3,672)    4,760,824
                                ------------------------------------------
NET INCOME                         $8,293,393       ($6,616)   $8,286,777
                                ==========================================

NET INCOME PER COMMON SHARE             $0.57                       $0.57
                                ==========================================

SHARES ISSUED AND OUTSTANDING      14,800,904        37,000    14,837,904
                                ------------------------------------------
WEIGHTED AVERAGE SHARES
  OUTSTANDING                      14,456,055        37,000    14,493,055
                                ------------------------------------------

HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

--------------------------------------------------------------------------
                                       YEAR ENDED DECEMBER 31, 1992
                                ------------------------------------------
                                 HILB, ROGAL     POOLING-OF-    PRO FORMA
                                & HAMILTON CO.    INTERESTS      COMBINED
                                                   MERGERS        POOLED
                                                                  TOTAL
--------------------------------------------------------------------------
REVENUES:

COMMISSIONS & FEES               $137,296,081      $423,032  $137,719,113
INTEREST INCOME                     1,374,949        12,097     1,387,046
OTHER                               1,789,925           677     1,790,602
                                ------------------------------------------
TOTAL REVENUES                    140,460,955       435,806   140,896,761
                                ------------------------------------------

OPERATING EXPENSES:

COMPENSATION AND BENEFITS          81,939,724       277,357    82,217,081
OTHER OPERATING EXPENSES           36,208,784       142,421    36,351,205
AMORTIZATION OF INTANGIBLES         6,557,924             0     6,557,924
INTEREST EXPENSE                    1,820,819             0     1,820,819
POOLING-OF-INTERESTS EXPENSE          532,960                     532,960
                                ------------------------------------------
TOTAL OPERATING EXPENSES          127,060,211       419,778   127,479,989
                                ------------------------------------------
INCOME BEFORE INCOME TAXES         13,400,744        16,028    13,416,772

INCOME TAXES                        4,809,342        10,141     4,819,483
                                ------------------------------------------
NET INCOME                         $8,591,402        $5,887    $8,597,289
                                ==========================================

NET INCOME PER COMMON SHARE             $0.65                       $0.65
                                ==========================================

SHARES ISSUED AND OUTSTANDING      13,242,808        37,000    13,279,808
                                ------------------------------------------
WEIGHTED AVERAGE SHARES
  OUTSTANDING                      13,241,030        37,000    13,278,030
                                ------------------------------------------